Pursuant to Rule 424(b)(3)
                                    Registration No. 33-64053

PROSPECTUS                                 36,474 SHARES

                           THE QUICK & REILLY GROUP, INC.
                                   Common Stock

                    This Prospectus relates to the offer and sale of 24,316 shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock"), of The Quick & Reilly Group, Inc. ("Quick
& Reilly" or the "Company") by or on behalf of a certain stockholder of the Company (the "Selling Stockholder").

                    The Shares may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder is not required to offer or sell any of its Shares. The Selling Stockholder anticipates that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the New York Stock Exchange, Inc. (the "NYSE") at then prevailing market prices. The Selling Stockholder reserves the right, however, to offer and sell the Shares on any other national securities exchange with which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers. All proceeds from the sale of the Shares will be paid directly to the Selling Stockholder and will not be deposited in an escrow, trust or other similar arrangement. The Company will not receive any of the proceeds from the sales by the Selling Stockholder. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholder or the Company in connection with the offer and sale of the Shares, except that usual and customary brokers' commissions may be paid by the Selling Stockholder. Upon any sale of the Shares offered hereby, the Selling Stockholder and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                    The Company will pay all expenses incurred in connection with this offering, excluding fees and expenses of Selling Stockholder's counsel and charges of any broker-dealer acting on behalf of the Selling Stockholder. The legal, accounting and other fees and expenses related to offer and sale of the Shares contemplated hereby are estimated to be $10,000.

                    The Common Stock is traded on the NYSE under the symbol "BQR". On November 1, 1995, the last reported sale price of the Common Stock, as reported on the NYSE, was $24.75 per share.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is November 17, 1995.


               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.



     AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The Common Stock is listed with the NYSE. Reports and other information concerning the Company can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

               The Company has filed with the Commission in Washington, D.C., a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the offer and sale of the Shares, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement are available from the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

          (a) Annual Report on Form 10-K for the fiscal year ended February 28, 1995;

          (b) Quarterly Report on Form 10-Q for the quarters ended May 31, 1995 and August 25, 1995;

          (c)  All other reports filed by the Company pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since May 15,
1995, the date of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995;

          (d) The Company's definitive Proxy Statement filed pursuant to Section 14 of the Exchange Act in connection with the Company's 1995 Annual Meeting of Stockholders, which contains, among other things, a list of the Company's directors and a disclosure of compensation (provided, however, that the material in such Proxy Statement appearing under the headings "Board of Directors Report on Executive Compensation" and "Performance Graph" shall not be incorporated by reference herein); and

          (e) The description of the Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A, dated June 7, 1983.

               All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 (other than, in the case of the Company's Proxy Statement, portions thereof not deemed to be "filed" for the purposes of Section 18 of the Exchange Act) and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares to be made hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information the Registration Statement so incorporates). Written or telephone requests for such documents should be directed to The Quick & Reilly Group, Inc., 230 South Country Road, Palm Beach, Florida 33480, (407) 655-8000.

     THE COMPANY

               The Company is a holding company owning all of the capital stock of three principal operating subsidiaries - Quick & Reilly, Inc., a New York corporation ("Q&R"), U.S. Clearing Corp., a New York corporation ("U.S. Clearing"), and JJC Specialist Corp., a New York corporation ("JJC"). The Company was originally incorporated in New York on June 25, 1981 and was subsequently reincorporated in Delaware in 1987.

               Q&R is a NYSE member organization performing discount brokerage services for individual retail customers. U.S. Clearing is a securities clearing operation which clears all securities transactions for Q&R's customer accounts and presently carries accounts and clears transactions for 250 other brokerage firms. JJC is one of the largest specialist firms on the floor of the NYSE, making a market in the equity securities of over 220 listed companies.

               The principal executive offices of the Company are at 230 South County Road, Palm Beach, Florida 33480, and the
Company's telephone number is (407) 655-8000.


     SELLING STOCKHOLDER

               This Prospectus covers offers from time to time by or on behalf of the Selling Stockholder of the Shares owned by the Selling Stockholder. Set forth below are the name of the Selling Stockholder, the number of shares of Common Stock currently owned by the Selling Stockholder and the number of shares of Common Stock to be beneficially owned by the Selling Stockholder upon completion of the offering if all Shares are sold. Any or all of the Shares listed may be offered for sale by the Selling Stockholder from time to time. The Company effected a 3-for-2 stock split on October 18, 1995. All share amounts reflect post-split holdings.




     Selling       Beneficial      Common Stock Which         Beneficial
  Stockholder      Ownership       May be Offered For       Ownership if
                   of Common       Selling Stockholder's    all Shares are
                   Stock Prior          Account                  Sold
                   To Offering

 Cardy & Co.,Inc.   36,474              36,474                    0

  The Shares offered hereby were originally issued by the Company to the Selling Stockholder pursuant to an Asset Purchase Agreement dated as of August 31, 1995 (the "Purchase Agreement") by and among Q&R, the
Selling Stockholder and George Cardy.  Pursuant to the Purchase
Agreement, 27,356 of the Shares were issued to the Selling
Stockholder on September 18, 1995 and 9,118 of the Shares were issued to the Selling Stockholder on October 18, 1995 as payment for the purchase by Q&R from the Selling Stockholder of certain assets of the Selling Stockholder. Prior to the consummation of the Purchase Agreement, the Selling Stockholder was engaged in the discount brokerage business. The foregoing is a summary of certain terms of the Purchase Agreement. It is not intended to be complete, and is qualified in its entirety by reference to the more detailed terms and conditions set forth in the Purchase Agreement.

               Prior to the consummation of the transactions contemplated by the Purchase Agreement, neither George Cardy nor Frank Cardy, the principals of the Selling Stockholder, held any position, office or other material relationship with the Company or any of its predecessors or affiliates. Immediately following the consummation of the Purchase Agreement, George Cardy became a registered representative for Q&R and Frank Cardy became a branch manager for Q&R.

     PLAN OF DISTRIBUTION

               The Shares may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder is not required to offer or sell any of its Shares. The Selling Stockholder anticipates that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the NYSE at then prevailing market prices. The Selling Stockholder reserves the right, however, to offer and sell the Shares on any other national securities exchange with which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers. No agreements, arrangements or understandings have been entered into with any broker or dealer, and no brokers or dealers have been selected, in connection with the offer and sale of the Shares. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholder or the Company in connection with the offer and sale of the Shares, except that usual and customary brokers' commissions may be paid by the Selling Stockholder. All proceeds from the sale of the Shares will be paid directly to the Selling Stockholder and will not be deposited in an escrow, trust or other similar arrangement.

               The selling broker may act as agent or may acquire the Shares or interests therein as principal or pledgee and may, from time to time, effect distributions of the Shares or interests. If a dealer is utilized in the sale of the Shares in respect of which the Prospectus is delivered, the Selling Stockholder will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by such dealer at the time of resale.

               The legal, accounting and other fees and expenses related to the offer and sale of the Shares contemplated hereby are estimated to be $10,000 and will be paid by the Company. The Company will not incur any underwriting or sales commissions or similar expenses in connection with such offer and sale. If any such expenses are incurred in connection with the offer and sale of the Shares, they shall be the responsibility of the Selling Stockholder.



     EXPERTS

               The consolidated financial statements for the three years in the period ended February 28, 1995 incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     LEGAL MATTERS

               Certain legal matters in connection with the legality of the Shares have been passed upon for the Company by Kelley Drye & Warren (a partnership including professional corporations), 101 Park Avenue, New York, New York 10178, counsel to the Company. Richard G. Brodrick, a partner of Kelley Drye & Warren, is a member of the Board of Directors of the Company.